EXHIBIT (j)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 88 to the Registration Statement (1933 Act File No. 2-22019) of Eaton Vance Growth Trust on Form N-1A of our report dated November 17, 2004 for Eaton Vance-Atlanta Capital Intermediate Bond Fund (the "Fund") for the year ended September 30, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectuses and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

January 24, 2005
Boston, Massachusetts